Exhibit 99.1

Orion Energy Systems Appoints William T. Hull to Chief Financial Officer

Scott Jensen will remain with the company as Controller/Vice President

MANITOWOC, Wis. - October 5, 2015 - Orion Energy Systems, Inc. (NASDAQ: OESX), a leading designer and manufacturer of high-performance, energy-efficient retrofit lighting platforms, today announced that it has appointed William T. Hull to Chief Financial Officer effective today. Scott Jensen will remain with the company as Controller/Vice President.

“We are excited to welcome Bill to the Orion team. His experience creating and leading high-performing financial teams and transforming organizations at growing, public companies will be invaluable as we embark on the next chapter of Orion’s evolution. Furthermore, his track record of driving revenue growth, economic value, and shareholder return will bolster Orion’s efforts in delivering improved financial performance and increasing shareholder value as we move forward,” commented John Scribante, Orion Energy Systems’ Chief Executive Officer.

Mr. Scribante continued, “I want to thank Scott for his efforts as Chief Financial Officer over the last seven years. Scott played a key role in navigating Orion through some of its more challenging times, including its recent business transition over the last several years. His dedication provides a strong foundation from which Bill can build on. We are pleased to welcome Scott to his new role.”

Mr. Hull has had a long career in managing and leading the finance organizations for public and private companies. Most recently, he was at RTI International Metals (NYSE: RTI), an $800 million vertically-integrated global supplier of advanced titanium and specialty metal mill products and components serving the aerospace, defense, medical, industrial, and energy industries, where he served as Chief Risk Officer, Chief Financial Officer and Chief Accounting Officer. In these roles, Mr. Hull acted as the lead corporate executive officer responsible for directing the finance, accounting, and risk organizations while providing overall strategic and operational direction for RTI’s corporate finance, risk management, and corporate development activities, among others.

Before joining RTI, he was the Corporate Controller with Stoneridge, Inc. (NYSE: SRI), a $700 million global designer and manufacturer of highly engineered electrical and electronic components, modules and systems for the automotive, truck, off-highway, and agricultural vehicle markets. Over a nearly 20-year period, Mr. Hull held various positions of increasing responsibility throughout the finance organization at Stoneridge.

He began his career in public accounting and is a graduate of Youngstown State with a BS in Business Administration. Mr. Hull is a Certified Public Accountant.

About Orion Energy Systems

Orion is leading the transformation of commercial and industrial buildings with state-of-the-art energy efficient lighting systems and retrofit lighting solutions. Orion manufactures and markets a cutting edge portfolio of products encompassing LED Solid-State Lighting and high intensity fluorescent lighting. Many of Orion’s 100+ granted patents and pending patent applications relate to lighting systems that provide exceptional optical and thermal performance, which drive financial, environmental, and work-space benefits for a wide variety of customers in the retrofit markets.

Investor Relations Contact:

Scott Jensen

Controller/Vice President

Orion Energy Systems, Inc.

(920) 892-9340

Or

Victoria Sivrais

Partner

Clermont Partners

(312) 690-6004

Media Relations Contact:

Erica St. Angel

SVP Marketing

Orion Energy Systems, Inc.

(920) 892-5653